Stewart Announces Retirement of Group President Patrick Beall and Promotion of Tara Smith Executive Vice President

HOUSTON, Nov. 2, 2018 /PRNewswire/ -- Stewart Information Services Corporation today announced the planned retirement of Patrick (Pat) Beall, Group President, effective December 31, 2018. Beall has served in a variety of leadership roles over his distinguished career of more than 33 years with Stewart Title.

Tara Smith, Executive Vice President and Agency Services Senior Director, will be promoted and named Group President, Agency Services. Smith has been with Stewart since 2013 as a senior member of the Agency Services leadership team, becoming Executive Vice President to Beall in 2016, and will be responsible for all agency operations effective January 2019.

"I cannot thank Pat enough for his leadership and extraordinary contribution to Stewart over the decades as well as his methodical approach to development and succession planning, positioning Tara for tremendous success moving forward," said Matt Morris, Chief Executive Officer, Stewart Information Services Corp. "With over three decades of service with Stewart, Pat has exemplified what it means to be a team player. We wish him all the best as he enjoys his expanded time with friends and family."

"It's very rewarding to be able to retire with the confidence that, in Tara, our leadership in Agency is well positioned to build on the strong market position that we have developed over the years," said Patrick Beall, Group President, Stewart Title. "I am fortunate to have an experienced team around me supporting our agency network and proud to have been associated with a company whose culture and focus on customer service is second to none. Tara and her team will continue to provide Stewart's Trusted ProviderTM network of more than 2800 agents the expertise and service that they have come to expect from Stewart."

Stewart provides policy support and title expertise through a nationwide network of direct operations and independent agency partners providing a personalized experience for agencies, lender partners and borrowers on a local level. Stewart enables its network to support digitizing the closing process for purchase, refinance, home equity and cash transactions.

About Stewart
Stewart Information Services Corporation (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at stewart.com, subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco. Trademarks are the property of their respective owners.

CONTACT: Rahim Balsara, Media Relations, (713) 625-8180; mediarelations@stewart.com; STEWART INFORMATION SERVICES CORP., P.O. Box 2029, Houston, Texas 77252-2029